For Immediate Release
Hagerty Reports Second Quarter 2022 Results

•Second quarter 2022 Total Revenue increased 23% year-over-year to $206.0 million, and year-to-date 2022 Total Revenue increased 26% year-over-year to $373.8 million
•Total Members as of June 30, 2022 increased 9% year-over-year to 2.5 million
•Second quarter 2022 Written Premium increased 14% year-over-year to $237.7 million, and year-to-date 2022 Written Premium increased 15% year-over-year to $392.5 million

TRAVERSE CITY, Mich., August 10, 2022 /PRNewswire/ – Hagerty, Inc. (NYSE: HGTY), an automotive lifestyle brand and a leading specialty insurance provider focused on the global automotive enthusiast market, today announced financial results for the three and six months ended June 30, 2022.

"We delivered strong revenue growth of 23% during the second quarter and 26% during the first six months of the year, in line with our revenue outlook for full year 2022 despite a weakening macroeconomic environment," said McKeel Hagerty, Chief Executive Officer of Hagerty. "Our global growth has been powered by consistent double digit gains in written premium, a strong and growing base of members, and higher revenue per member. We continue to deliver excellent customer service for Hagerty members and partners, driving industry leading net promoter scores of 82 and high retention rates."

Mr. Hagerty continued, "Our team continues to work diligently on getting the State Farm partnership up and running. We have moved into systems testing and the regulatory approval process, and expect to begin activating State Farm's 19,200 agents to sell classic car policies during the first half of 2023. Our teams are focused on delivering a seamless experience, and we believe that this customer-centric approach is what will help sustain our high rates of organic growth over the coming years."

"We are also investing methodically in value-added and best-in-class services for our members, which we believe will continue to attract and retain car lovers," added Mr. Hagerty. "This includes today's announcement that we are acquiring the remaining 60% of Broad Arrow Group. We expect the transaction to be immediately accretive as our platform for buying and selling collector cars is ramping quickly, leveraging the strength of the Hagerty brand and ecosystem to capitalize on this large and growing opportunity."

FINANCIAL HIGHLIGHTS

•Second quarter Total Revenue increased 23% to $206.0 million compared to $167.4 million in the prior year period, and year-to-date Total Revenue increased 26% to $373.8 million compared to $296.6 million in the prior year period.
•This strong growth is attributable to an increase in earned premium, primarily related to underlying growth as well as a 10% increase in contractual quota share.
•Hagerty Driver's Club (HDC) paid members as of June 30, 2022 increased 8% to approximately 743,000 compared to 690,000 as of June 30, 2021.
•Second quarter Revenue per paid member increased 16% to $158 compared to $136 in the prior year period, and year-to-date Revenue per paid member increased 18% to $292 compared to $247 in the prior year period.
•Second quarter Written Premium increased 14% to $237.7 million compared to $208.1 million in the prior year period, and year-to-date Written Premium increased 15% to $392.5 million compared to $341.8 million in the prior year period.
•Policies in Force Retention was 88% as of June 30, 2022 compared to 89% as of June 30, 2021.
•Loss Ratio remained constant at 41% for the second quarter and first half of 2022 compared to the second quarter and first half of 2021.

•Second quarter Net Loss was $5.5 million compared to $12.5 million of income in the prior year period, and year-to-date Net Income was $10.3 million compared to $5.7 million of income in the prior year period.
•Excluding the impact from the change in fair value of warrant liabilities, the decline in net income was primarily driven by certain pre-revenue costs related to scaling our infrastructure, newly-developed digital platforms and legacy systems, human resources and occupancy to accommodate our alliance with State Farm and other potential distribution partnerships as well as to further develop our Hagerty Marketplace transactional platform.
•Second quarter Adjusted EBITDA decreased 17% to $16.1 million compared to $19.3 million in the prior year period, and year-to-date Adjusted EBITDA decreased 50% to $10.1 million compared to $20.3 million in the prior year period.
•Second quarter Operating Income decreased 83% to $2.4 million compared to $14.3 million in the prior year period, and year-to-date Operating Income decreased 216% to a loss of $10.6 million compared to $9.2 million of income in the prior year period.
•Second quarter Contribution Margin increased 14% to $61.0 million compared to $53.5 million in the prior year period, and year-to-date Contribution Margin increased 16% to $98.2 million compared to $84.5 million in the prior year period.
•Second quarter Basic Earnings per Share and Diluted Earnings per Share was $(0.07), and year-to-date Basic Earnings per Share was $0.27 and Diluted Earnings per Share was $(0.02).
•Second quarter Adjusted EPS was $(0.02), and year-to-date Adjusted EPS was $0.03.

BUSINESS HIGHLIGHTS

•Reached 2.5 million total members and 1.3 million paid members as of June 30, 2022.
•Digital and technology teams are nearing completion of development work, and have moved into the testing phase and regulatory approval process for the State Farm partnership.
•U.S. and U.K. reinsurance quota share increased to 70%, further increasing our share of profit.
•Entered into a definitive agreement to acquire the remaining 60% of Broad Arrow Group ("Broad Arrow") for $64.8 million in stock in August of 2022. Given the faster ramp of the business leveraging the Hagerty ecosystem of offerings for auto enthusiasts, the deal is expected to be immediately accretive by offering new services for the buying, selling, and financing of collector cars. Over the last twelve months, over 300,000 vehicles on Hagerty's books have transacted with a value of roughly $12.0 billion.
•Closed on the acquisition of Speed Digital, which enhances our Hagerty Marketplace business to: establish relationships with their dealer partners and facilitate growth in Hagerty’s Marketplace products; augment our automotive intelligence data; and allow Motorious.com to drive audience engagement, content distribution and advertising revenues.
•Developed Classifieds and enhanced HDC Membership offerings with the ultimate platform for car enthusiasts to buy and sell the things they love. This service allows all HDC Members to list their cars at no additional charge on one of the world’s largest enthusiast networks.
•Recently acquired RADwood and hosted four RADwood events (Austin, Cleveland, Philly, and NorCal) during the second quarter of 2022 serving more than 12,000 attendees, and announced a licensing agreement to produce Concours d'Lemons, a motoring festival designed to celebrate the oddball, mundane and unexceptional of the automotive world, building on Hagerty's purpose to save driving and car culture while expanding and supporting inspiring experiences for automotive enthusiasts.
•Announced Motorlux, a rebranded and upgraded experience of the Monterey Car Week's kick-off which builds on the foundation of McCall's Motorworks Revival.
•Environmental, Social and Governance program assessment completed and prioritized Impact initiatives.

2022 REVISED OUTLOOK AND YTD PROGRESS

	2022 Outlook Numeric Ranges	2022 Outlook Percentage Growth	Six months ended June 30, 2022
Total Revenue	$767m - $792m	↑ 24% - 28%	26%
Total Written Premium	$769m - $796m	↑ 14% - 18%	15%
Policies in Force Retention	89% - 90%		88%
Total Members	2.65m - 2.72m	↑ 9% - 12%	9%
Revenue per Paid Member	$534 - $549	↑ 7% - 10%	18%
HDC Paid Member Count	769k - 790k	↑ 7% - 10%	8%
Net Income (Loss)	($3m) - ($28m)	↑ 54% - 94% (1)	83% (2)
Adjusted EBITDA	$15m - $20m	↓ (21%) - (41%) (1)	(50)% (2)
Basic Earnings (Loss) per Share	$0.02 - ($0.20)	↑ 64% - 104%	$0.27 (3)
Adjusted Earnings per Share	($0.01) - ($0.08)	↑ 54% - 94%	$0.03 (3)

(1) Projected 2022 Net Income (Loss) outlook of $(3) million to $(28) million includes valuation gain on purchase of Broad Arrow totaling approximately $28 million to be recognized in the third quarter of 2022. This gain will be excluded from Adjusted EBITDA and is not reflected in Projected 2022 Adjusted EBITDA Outlook of $15 million to $20 million.
(2) Difference between Net Income (Loss) and Adjusted EBITDA due primarily to a $26 million gain for the six months ended June 30, 2022 resulting from a decrease in the fair value of warrant liabilities. This gain was recognized as non-operating income and is included in Net Income (Loss) but excluded when calculating Adjusted EBITDA.
(3) Growth based metric not comparable due to lack of Q2 2021 metric.

The definitions and reconciliations of non-GAAP financial measures are provided under the heading Key Performance Indicators and Certain Non-GAAP Financial Measures at the end of this press release.

DRIVING FUTURE GROWTH

The Company has excellent business momentum in 2022, with first half revenue growth of 26%, and is excited about and focused on our ongoing efforts to position the Company for strong and sustainable long-term organic growth and profitability over the coming years. We are confident that the opportunities we have identified to monetize our significant addressable market will expand our share and position us to grow. We plan to invest further in our capabilities in 2022 to capitalize on these opportunities to drive future growth.

Hagerty Marketplace. Earlier this year, we launched Hagerty Marketplace, completed our 40% joint venture with Broad Arrow Group, and announced the development of a proprietary digital platform to support our Marketplace activities. In August, we announced that we have entered into a definitive agreement to acquire the remaining 60% stake and expect the business to be immediately accretive as a highly complementary addition to the Hagerty ecosystem. We believe auto enthusiasts will find our new services extremely valuable, including new trust-based platforms for buying, selling and financing collector vehicles.

MGA Insurance. We expect to continue to launch strategic partnerships with major carriers longer-term. We also plan to deepen our penetration into services and data analytics in order to support our existing partnership customer base.

Reinsurance. We continue to benefit from our contractual quota share arrangements with the U.S. and U.K. 2022 share increasing to 70%. We also will look to continue to methodically grow our international share of underwriting profit over the coming years.

Media & Entertainment. This is how we build our brand and drive network effects that fuel our businesses. We will continue to push forward with our strategy to expand our digital audience, as products and service transactions are moved online. We are also focusing on owned and operated events including Concours and Touring events. Additionally, RADwood and Concours d’Lemons have joined our events calendar in 2022 as we evolve to produce more casual and fun gatherings. These events provide us with a terrific opportunity to reach growing and new auto segments.

Membership. We look forward to increasing our paid member penetration through an enhanced value proposition for our customers. We also expect to increase conversion of our legacy insurance book to HDC and to integrate our multiple digital platforms.

State Farm Update. Our digital and technology team is nearing completion of the development work and have moved into the testing phase of the project. There are currently over 460,000 eligible policies, and based on recent adoption rates, we are anticipating up to 75% HDC adoption on new insurance policies over time and an average annual revenue per customer of $85-$110. We expect to begin activating State Farm's 19,200 agents to sell classic car policies during the first half of 2023 on a state by state basis.

Conference Call Details
Hagerty will hold a conference call to discuss the financial results today at 5:00 pm Eastern Time. A webcast of the conference call, including the Company's Investor presentation highlighting second quarter and year-to-date 2022 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investor.hagerty.com for 90 days following the call.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Hagerty’s current expectations and projections with respect to its expected future business and financial performance, including, among other things: (i) expected operating results, such as revenue growth and increases in earned premium; (ii) changes in the market for Hagerty’s products and services, (iii) Hagerty’s plans to expand market share, including planned investments and partnerships; (iv) anticipated business objectives; and (v) the strength of Hagerty’s business model. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, but are not limited to: (i) Hagerty’s ability to compete effectively within its industry and attract and retain members; (ii) its dependence on a limited number of insurance distribution and underwriting carrier partners; (iii) Hagerty’s ability to prevent, monitor and detect fraudulent activity, including its reliance on a limited number of payment processing services; (iv) disruptions, interruptions, outages with its technology platforms or third-party services; (v) the limited operating history of some or Hagerty’s membership products and the success of any new insurance programs and products; (vi) adverse impacts from the COVID-19 pandemic and current and future variants of the virus; (vii) the cyclical nature of the insurance business including through any periods of recession, economic downturn or inflation; (viii) unexpected increases in the frequency or severity of claims; (ix) compliance with the numerous laws and regulations applicable to Hagerty’s business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (x) whether investors or securities analysts view Hagerty’s stock structure unfavorably, particularly its dual-class structure; (xi) the fact that Hagerty is a controlled company; and (xii) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Hagerty.

The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and our business outlook for future periods.

About Hagerty, Inc. (NYSE: HGTY)

Based in Traverse City, Michigan, Hagerty's purpose is to save driving and car culture for future generations and its mission is to build a global business to fund that purpose. Hagerty is an automotive enthusiast brand offering integrated membership products and programs as well as a specialty insurance provider focused on the global automotive enthusiast market. Hagerty is home to Hagerty Drivers Club, Hagerty DriveShare, Hagerty Valuation Tools, Hagerty Media, Hagerty Drivers Club magazine, MotorsportReg, Hagerty Garage + Social, the Amelia Concours d’Elegance, the Detroit Concours d’Elegance, the Greenwich Concours d'Elegance, the California Mille, Motorlux, the Hagerty Drivers Foundation and more. For more information on Hagerty, please visit www.hagerty.com, or connect with us on Facebook, Instagram and Twitter.

More information can be found at newsroom.hagerty.com.

Contact: Jay Koval, investor@hagerty.com
Hagerty Media Contact: Andrew Heller, aheller@hagerty.com

Category: Financial

Source: Hagerty

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,
	2022	2021	$ Change	% Change

REVENUES:	in thousands (except percentages)
Commission and fee revenue	$95,506	$83,443	$12,063	14.5%
Earned premium	94,100	70,437	23,663	33.6%
Membership and other revenue	16,411	13,529	2,882	21.3%
Total revenues	206,017	167,409	38,608	23.1%
OPERATING EXPENSES:
Salaries and benefits	53,271	41,698	11,573	27.8%
Ceding commission	45,255	33,678	11,577	34.4%
Losses and loss adjustment expenses	38,620	29,152	9,468	32.5%
Sales expense	37,455	28,360	9,095	32.1%
General and administrative services	20,729	15,222	5,507	36.2%
Depreciation and amortization	8,300	5,025	3,275	65.2%
Total operating expenses	203,630	153,135	50,495	33.0%
OPERATING INCOME (LOSS)	2,387	14,274	(11,887)	(83.3)%
Change in fair value of warrant liabilities	(5,400)	—	(5,400)	(100.0)%
Interest and other income (expense)	(353)	(187)	(166)	(88.8)%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(3,366)	14,087	(17,453)	(123.9)%
Income tax expense	(2,138)	(1,584)	(554)	(35.0)%
Income (loss) on equity method investment, net of tax	(39)	—	(39)	(100.0)%
NET INCOME (LOSS)	(5,543)	12,503	(18,046)	(144.3)%
Net loss (income) attributable to non-controlling interest	7	91	(84)	(92.3)%
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(5,536)	$12,594	$(18,130)	(144.0)%

Earnings (loss) per share of Class A Common Stock
Basic	$(0.07)	N/A
Diluted	$(0.07)	N/A

Weighted-average shares of Class A Common Stock outstanding:
Basic	82,452	N/A
Diluted	82,452	N/A

Earnings (loss) per Members' Unit
Basic and diluted	N/A	$125.94

Weighted-average units outstanding:
Basic and diluted	N/A	100

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Six months ended June 30,
	2022	2021	$ Change	% Change

REVENUES:	in thousands (except percentages)
Commission and fee revenue	$157,967	$137,816	$20,151	14.6%
Earned premium	183,232	133,671	49,561	37.1%
Membership and other revenue	32,629	25,122	7,507	29.9%
Total revenues	373,828	296,609	77,219	26.0%
OPERATING EXPENSES:
Salaries and benefits	99,747	79,847	19,900	24.9%
Ceding commission	87,633	64,067	23,566	36.8%
Losses and loss adjustment expenses	75,539	55,345	20,194	36.5%
Sales expense	65,892	48,712	17,180	35.3%
General and administrative services	40,187	30,064	10,123	33.7%
Depreciation and amortization	15,447	9,396	6,051	64.4%
Total operating expenses	384,445	287,431	97,014	33.8%
OPERATING INCOME (LOSS)	(10,617)	9,178	(19,795)	(215.7)%
Change in fair value of warrant liabilities	26,286	—	26,286	100.0%
Interest and other income (expense)	(1,037)	(624)	(413)	(66.2)%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	14,632	8,554	6,078	71.1%
Income tax expense	(4,168)	(2,902)	(1,266)	(43.6)%
Income (loss) on equity method investment, net of tax	(141)	—	(141)	(100.0)%
NET INCOME (LOSS)	10,323	5,652	4,671	82.6%
Net loss (income) attributable to non-controlling interest	11,648	136	11,512	8464.7%
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$21,971	$5,788	$16,183	279.6%

Earnings (loss) per share of Class A Common Stock
Basic	$0.27	N/A
Diluted	$(0.02)	N/A

Weighted-average shares of Class A Common Stock outstanding:
Basic	82,443	N/A
Diluted	334,702	N/A

Earnings (loss) per Members' Unit
Basic and diluted	N/A	$57.88

Weighted-average units outstanding:
Basic and diluted	N/A	100

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2022	December 31, 2021

ASSETS	in thousands (except share amounts)
Current Assets:
Cash and cash equivalents	$180,165	$275,332
Restricted cash and cash equivalents	381,284	328,640
Accounts receivable	57,999	46,729
Premiums receivable	141,931	75,297
Commission receivable	33,791	57,596
Prepaid expenses and other current assets	40,606	30,155
Deferred acquisition costs, net	104,841	81,535
Total current assets	940,617	895,284
Property and equipment, net	28,160	28,363
Long-Term Assets:
Prepaid expenses and other non-current assets	38,816	30,565
Intangible assets, net	95,754	76,171
Goodwill	16,525	11,488
Equity method investments	15,109	—
Total long-term assets	166,204	118,224
TOTAL ASSETS	$1,134,981	$1,041,871
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$11,227	$9,084
Losses payable and provision for unpaid losses and loss adjustment expenses	123,921	109,351
Unearned premiums	224,595	175,199
Commissions payable	75,398	60,603
Due to insurers	110,226	58,031
Advanced premiums	28,853	13,867
Accrued expenses	45,455	46,074
Contract liabilities	24,984	21,723
Other current liabilities	2,783	1,886
Total current liabilities	647,442	495,818
Long-Term Liabilities:
Accrued expenses	10,676	13,166
Contract liabilities	18,833	19,667
Long-term debt	87,000	135,500
Deferred tax liability	12,967	10,510
Warrant liabilities	61,174	89,366
Other long-term liabilities	7,368	7,043
Total long-term liabilities	198,018	275,252
TOTAL LIABILITIES	$845,460	$771,070
		(continued)

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2022	December 31, 2021

	in thousands (except share amounts)
Commitments and Contingencies
Redeemable non-controlling interest	$—	$593,277
STOCKHOLDERS' / MEMBERS' EQUITY
Preferred stock, $0.0001 par value (20,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	—	—
Class A common stock, $0.0001 par value (500,000,000 shares authorized, 82,452,214 and 82,327,466 issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	8	8
Class V common stock, $0.0001 par value (300,000,000 authorized, 251,033,906 shares issued and outstanding as of June 30, 2022 and December 31, 2021)	25	25
Additional paid-in capital	532,922	160,189
Accumulated earnings (deficit)	(460,304)	(482,276)
Accumulated other comprehensive income (loss)	(542)	(1,727)
Total stockholders' / members' equity	72,109	(323,781)
Non-controlling interest	217,412	1,305
Total equity	289,521	(322,476)
TOTAL LIABILITIES AND EQUITY	$1,134,981	$1,041,871
		(concluded)

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
	2022	2021

OPERATING ACTIVITIES:	in thousands
Net income (loss)	$10,323	$5,652
Adjustments to reconcile net income (loss) to net cash from operating activities:
Change in fair value of warrant liabilities	(26,286)	—
Depreciation and amortization expense	15,447	9,396
Provision for deferred taxes	2,553	2,699
Loss on disposals of equipment, software and other assets	361	2,158
Stock-based compensation expense	4,307	—
Other	229	193
Changes in operating assets and liabilities:
Accounts receivable	(11,447)	(11,076)
Premiums receivable	(66,634)	(58,636)
Commission receivable	23,787	24,390
Prepaid expenses and other assets	(14,395)	(14,611)
Deferred acquisition costs	(23,307)	(20,776)
Accounts payable	1,899	(3,994)
Losses payable and provision for unpaid losses and loss adjustment expenses	14,570	14,176
Unearned premiums	49,395	44,300
Commissions payable	14,795	15,322
Due to insurers	52,486	47,831
Advanced premiums	15,032	12,365
Accrued expenses	(5,185)	(6,318)
Contract liabilities	2,337	2,288
Other current liabilities	(342)	2,715
Net Cash Provided by Operating Activities	59,925	68,074
INVESTING ACTIVITIES:
Purchases of property, equipment and software	(21,520)	(19,035)
Acquisitions, net of cash acquired	(13,520)	(8,709)
Purchase of equity method investment	(15,250)	—
Purchase of fixed income securities	(2,448)	(7,446)
Maturities of fixed income securities	1,216	—
Other investing activities	(1,639)	21
Net Cash Used in Investing Activities	$(53,161)	$(35,169)
		(continued)

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
	2022	2021

FINANCING ACTIVITIES:	in thousands
Payments on long-term debt	$(90,500)	$(22,500)
Proceeds from long-term debt	42,000	40,500
Contribution from minority interest	1,000	400
Payments on notes payable	(1,000)	(1,000)
Distributions	—	(4,056)
Net Cash Used in Financing Activities	(48,500)	13,344
Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents	(787)	174

Change in cash and cash equivalents and restricted cash and cash equivalents	(42,523)	46,423
Beginning cash and cash equivalents and restricted cash and cash equivalents	603,972	299,078
Ending cash and cash equivalents and restricted cash and cash equivalents	$561,449	$345,501

NON-CASH INVESTING ACTIVITIES:
Purchase of property and equipment and software	$4,389	$4,426
Acquisitions	$7,500	$—

CASH PAID FOR:
Interest	$2,037	$1,026
Income taxes	$5,250	$2,200
		(concluded)
The following table provides a reconciliation of cash and cash equivalents and restricted cash and cash equivalents as presented for the six months ended June 30, 2022 and 2021:

	2022	2021

	in thousands
Cash and cash equivalents	$180,165	$49,135
Restricted cash and cash equivalents	381,284	296,366
Total cash and cash equivalents and restricted cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows	$561,449	$345,501

Hagerty, Inc.
Key Performance Indicators and Certain Non-GAAP Financial Measures

Key Performance Indicators

In addition to the measures presented in our Condensed Consolidated Financial Statements, we use the following key performance indicators and certain non-GAAP financial measures to evaluate our business, measure our performance, identify trends in our business against planned initiatives, prepare financial projections and make strategic decisions. We believe these financial and operational measures are useful in evaluating our performance when read together with our financial results prepared in accordance with GAAP. The following tables present these metrics as of and for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Total Revenue (in thousands)	$206,017	$167,409	$373,828	$296,609
New Business Count (Insurance)	74,922	77,013	122,436	128,812
Total Written Premium (in thousands)	$237,697	$208,091	$392,487	$341,798
Loss Ratio	41.0%	41.4%	41.2%	41.4%
Operating Income (Loss) (in thousands)	$2,387	$14,274	$(10,617)	$9,178
Contribution Margin (in thousands)	$61,032	$53,466	$98,178	$84,546
Net Income (Loss) (in thousands)	$(5,543)	$12,503	$10,323	$5,652
Adjusted EBITDA (in thousands)	$16,065	$19,299	$10,106	$20,338
Basic Earnings (Loss) Per Share	$(0.07)	N/A	$0.27	N/A
Adjusted Earnings (Loss) Per Share	$(0.02)	N/A	$0.03	N/A

	June 30, 2022	December 31, 2021
Policies in Force	1,292,138	1,247,056
Policies in Force Retention	88.2%	89.1%
HDC Paid Member Count	742,825	718,583
Net Promoter Score (NPS)	82.0	82.0

Non-GAAP Financial Measures

Contribution Margin

We define Contribution Margin as total revenue less operating expense adding back our fixed operating expenses such as depreciation and amortization, general and administrative costs and shared service salaries and benefits expenses. We define Contribution Margin Ratio as Contribution Margin divided by total revenue.

We present Contribution Margin and Contribution Margin Ratio because we consider them to be important supplemental measures of our performance and believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results.

We caution investors that Contribution Margin and Contribution Margin Ratio are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and that Contribution Margin and Contribution Margin Ratio, as we define them, may be defined or calculated differently by other companies. In addition, both Contribution Margin and Contribution Margin Ratio have limitations as analytical tools because they exclude certain significant recurring expenses of our business.

Our management uses Contribution Margin and Contribution Margin Ratio to:

•analyze the relationship between cost, volume and profit as revenue grows;
•measure how much profit is earned for any product or service sold; and
•measure how different management actions could affect the Company's total revenue and related cost levels.

The following table reconciles Contribution Margin and Contribution Margin Ratio to the most directly comparable GAAP measures, which are Operating income (loss) and Operating income (loss) margin (Operating income (loss) divided by Total revenue), respectively:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

	in thousands (except percentages)
Total revenue	$206,017	$167,409	$373,828	$296,609
Less: total operating expenses	203,630	153,135	384,445	287,431
Operating income (loss)	$2,387	$14,274	$(10,617)	$9,178
Operating income (loss) margin	1%	9%	(3)%	3%

Add: fixed operating expenses	$58,645	$39,192	$108,795	$75,368
Contribution Margin	$61,032	$53,466	$98,178	$84,546
Contribution Margin Ratio	30%	32%	26%	29%

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) (the most directly comparable GAAP measure) before interest, income taxes, and depreciation and amortization (EBITDA), adjusted to exclude changes in fair value of warrant liabilities, stock-based compensation expense, gains and losses from asset disposals and certain other non-recurring gains and losses. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.

Our management uses Adjusted EBITDA:

•as a measurement of operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;
•for planning purposes, including the preparation of our internal annual operating budget and financial projections;
•to evaluate the performance and effectiveness of our operational strategies;
•to evaluate our capacity to expand our business;
•as a performance factor in measuring performance under our executive compensation plan; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

By providing this non-GAAP financial measure, together with a reconciliation to the most directly comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. However, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance. Some of these limitations include:

•Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures does not reflect any cash requirements for such replacements; and

•other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Due to these limitations, Adjusted EBITDA should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is Net income (loss):

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

	in thousands
Net income (loss)	$(5,543)	$12,503	$10,323	$5,652
Interest and other (income) expense	353	187	1,037	624
Income tax expense	2,138	1,584	4,168	2,902
Depreciation and amortization	8,300	5,025	15,447	9,396
Change in fair value of warrant liabilities	5,400	—	(26,286)	—
Stock-based compensation expense	4,307	—	4,307	—
Net (gain) loss from asset disposals	—	—	—	1,764
Other non-recurring (gains) losses (1)	1,110	—	1,110	—
Adjusted EBITDA	$16,065	$19,299	$10,106	$20,338

(1) Other non-recurring (gains) losses relates to severance expense recognized in the three months ended June 30, 2022.

We incurred $8.8 million and $8.7 million during the three months ended June 30, 2022 and 2021, respectively, and $18.1 million and $15.7 million during the six months ended June 30, 2022 and 2021, respectively, for certain pre-revenue costs related to scaling our infrastructure, newly-developed digital platforms and legacy systems, human resources and occupancy to accommodate our alliance with State Farm and other potential distribution partnerships as well as to further develop our Hagerty Marketplace transactional platform. These costs were not included in the Adjusted EBITDA reconciliation above.

Pursuant to a defined set of activities and objectives, these expenses are adding entirely new capabilities for us, integrating our new and legacy policyholder, membership and Hagerty Marketplace systems with State Farm’s legacy policy and agent management systems and other third-party platforms. In addition to onboarding a third-party project management related to these initiatives, we leased a new member service center in Dublin, Ohio and added several hundred new employees as of June 30, 2022 to meet the expected transactional volume from these initiatives.

These costs commenced in 2020 and are expected to be substantially completed in 2023.

Adjusted EPS

We define Adjusted Earnings (Loss) Per Share ("Adjusted EPS") as consolidated Net income (loss) that is attributable to both our controlling and non-controlling interest. Adjusted EPS for the three and six months ended June 30, 2022 includes both our controlling and non-controlling interest net income (loss) of $(5.5) million and $10.3 million, respectively, divided by the outstanding and potentially dilutive shares of Hagerty, Inc. (359.8 million shares) which includes (1) the weighted-average issued and outstanding shares of Class A Common Stock, (2) all issued and outstanding shares of Class V Common Stock, (3) all unexercised warrants and (4) all unvested stock-based compensation awards.

The most directly comparable GAAP measure is basic earnings per share ("Basic EPS"), which is calculated as Net income (loss) attributable to only controlling interest in Hagerty, Inc. Basic EPS for the three and six months ended June 30, 2022 includes Net income (loss) attributable to only controlling interest of $(5.5) million and $22.0 million, respectively, divided by the weighted-average issued and outstanding shares of Class A Common Stock (82.5 million and 82.4 million shares, respectively).

In accordance with ASC 260, for periods in which we report a net loss to stockholders, diluted EPS would be the same as Basic EPS, because dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. As a result, in periods where we report a net loss attributable to controlling interest, such as for the three months ended June 30, 2022, EPS did not need to be differentiated between basic or diluted EPS because both basic and diluted EPS were the same. In periods where we report net income attributable to controlling interest, such as for the six months ended June 30, 2022, we believe that Basic EPS is the most comparable GAAP measure to Adjusted EPS.

We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including Basic EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share.

We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by investors and securities analysts in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated net loss (which includes our controlling and non-controlling interest) with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated basis.

Our management uses Adjusted EPS:

•as a measurement of operating performance of our business on a fully consolidated basis;
•to evaluate the performance and effectiveness of our operational strategies;
•to evaluate our capacity to expand our business; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

The following table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is Basic EPS:

	Three months ended June 30, 2022	Six months ended June 30, 2022

	in thousands (except per share amounts)
Numerator:
Net income (loss) attributable to controlling interest(1)	$(5,536)	$21,971
Net income (loss) attributable to non-controlling interest	(7)	(11,648)
Consolidated net income (loss)(2)	$(5,543)	$10,323

Denominator:
Weighted-average shares of Class A Common Stock outstanding:
Basic(1)	82,452	82,443
Potentially dilutive shares outstanding:
Class V Common Stock outstanding	251,034	251,034
Warrants outstanding	19,484	19,484
Unvested stock-based compensation awards	6,851	6,851
Potentially dilutive shares outstanding	277,369	277,369
Fully dilutive shares outstanding(2)	359,821	359,812

Basic EPS = (Net income (loss) attributable to controlling interest / Weighted-average shares of Class A Common Stock outstanding)(1)	$(0.07)	$0.27

Adjusted EPS = (Consolidated net income (loss) / Fully dilutive shares outstanding)(2)	$(0.02)	$0.03

(1) Numerator and Denominator of the GAAP measure Basic EPS
(2) Numerator and Denominator of the non-GAAP measure Adjusted EPS